UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ELANDIA INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELANDIA INTERNATIONAL INC.

133 Sevilla Avenue

Coral Gables, Florida 33134

CONSENT STATEMENT

Consents in Lieu of Special Meeting of

Stockholders of eLandia International Inc.

This Consent Statement is being furnished in connection with the solicitation by a majority of the Board of Directors of eLandia International Inc., a Delaware corporation (“eLandia,” “the Company,” “we” or “us”), of written consents in lieu of a Special Meeting of the Stockholders to approve a proposal to remove Sir James M. Ah Koy as a director of the Company (the “Proposal”).

This Consent Statement and the enclosed form of consent (“Consent”) is first being sent to the Company’s stockholders on or about March ___, 2009.

Stockholders are urged to complete, date and sign the accompanying form of Consent and return it promptly in the envelope provided with these materials. No postage is necessary if the Consent is mailed in the United States in the accompanying envelope.

CONSENT PROCEDURE

Record Date and Voting Rights

The Special Executive Committee of the Board of Directors (“Special Executive Committee”) has fixed the close of business on March ___, 2009, as the record date (the “Record Date”) for the determination of the stockholders of record entitled to cast a vote on the matters contained in the Consent. The enclosed Consent is being sent to, and may be executed only by, stockholders of record as of the Record Date. As of the Record Date, we had issued and outstanding 24,778,311 shares of common stock, constituting eLandia’s only class of stock outstanding which is entitled to vote on the Proposal presented herein. Each share of common stock outstanding on the Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon. The Company’s Certificate of Incorporation does not provide for cumulative voting.

Under the Delaware General Corporation Law (“DGCL”), unless otherwise provided in the certificate of incorporation or bylaws, any action that may be taken at an annual or special meeting of stockholders also can be taken without such meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our Certificate of Incorporation and Bylaws do not limit, prohibit, restrict, or otherwise qualify the use of this procedure.

Further, unless the DGCL, the certificate of incorporation, or bylaws of a corporation requires a greater number of votes, matters submitted to stockholders generally require the approval of a majority of the shares at a meeting when a quorum is present. The DGCL requires the approval of a majority of the outstanding shares to remove a director. As a result, approval of the Proposal will require the receipt of unrevoked written Consents from the holders of at least a majority of the outstanding shares of common stock of the Company as of the Record Date (or 12,389,157 shares). If the Proposal is approved and the action described herein is taken, eLandia will promptly notify its stockholders.

The Consents will expire 60 days after the first Consent is delivered to the Company or our corporate secretary (the “Expiration Date”). Accordingly, in order for the proposed action by written consent to be effective, the requisite number of written Consents to approve such action must be received prior to the Expiration Date.

Since approval of the Proposal requires the affirmative vote of a majority of the outstanding shares of our common stock as of the Record Date, any abstention or other failure to vote in favor of the approval of the Proposal for any reason will have the same effect as voting against the Proposal.

Intended Vote of Related Parties

As of the Record Date, Pete R. Pizarro (“Mr. Pizarro”) has the power to vote an aggregate of 13,132,377 shares of our common stock, or 53% of the outstanding common stock, on the Proposal. Pursuant to a Voting Trust Agreement dated February 6, 2009 (the “Voting Trust Agreement”), by and among Mr. Pizarro, as trustee, Stanford International Bank Ltd. (“Stanford”), and the Company, 12,364,377 shares of our common stock were deposited by Stanford into a voting trust (“Voting Trust”). Under the terms of the Voting Trust Agreement, Mr. Pizarro is authorized to vote the shares held in the Voting Trust on the Proposal. Further, Mr. Pizarro also individually owns, as of the Record Date, 768,000 shares of our common stock.

Mr. Pizarro has indicated his intention to vote all of the shares over which he has voting power in favor of the Proposal and, if he does vote in favor of the Proposal, then the Proposal will be approved without the need for any additional stockholder consent. The Proposal will be approved upon receipt of unrevoked written Consents from the holders of a majority of our outstanding common stock.

Voting and Revocation of Consents

The enclosed Consent permits stockholders to vote for, against, or abstain from voting with respect to the Proposal. All properly executed Consents will be counted in accordance with the voting instructions indicated on the Consent, if any. If a properly executed Consent has been received but no voting instructions are provided or indicated as to what action is to be taken, such Consent will be deemed to constitute a vote FOR the approval of the Proposal.

For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to the Proposal. Thus, if stockholders do not give their broker or nominee specific instructions as to how to vote on the Proposal, their shares may not be and will not be counted in determining whether a sufficient number of Consents have been received to approve the Proposal.

Any stockholder submitting a Consent may revoke it at any time before the action authorized by the executed Consents becomes effective by duly executing and delivering a written revocation to the Company. The action by written consent subject to this solicitation shall become effective at the time a sufficient number of unrevoked Consents to take the proposed action shall have been signed by the stockholders of record and delivered to the Company. A revocation may be in any written form validly executed by the revoking stockholder so long as it clearly states that the Consent previously given is no longer effective. Any written revocation of a Consent shall be delivered to the Secretary of the Company at our principal executive offices, located at the address set forth above.

PROPOSAL I

APPROVAL TO REMOVE SIR JAMES M. AH KOY

AS A DIRECTOR OF ELANDIA

General Description and Reason For The Proposal

Corporate Action Taken. The Company currently has four directors and, based on the recommendation of the Company’s Nominating and Corporate Governance Committee (the “Corporate Governance Committee”), the Special Executive Committee is seeking stockholder approval to remove Sir James M. Ah Koy (“Ah Koy”) as a director of the Company.

The Corporate Governance Committee is responsible for, among other things, the review and evaluation of all directors, the establishment of qualifications for persons who serve on the board of directors, and the consideration of issues relating to possible conflicts of interests involving the Company’s directors. As interpreted by the Corporate Governance Committee, its responsibility to review and evaluate the Company’s directors also includes the responsibility to recommend, when warranted, the removal of a director. If the committee’s recommendation is accepted and approved by the Company’s board of directors or any duly constituted committee of the board delegated such authority under the DGCL, then the removal of such director is presented to the Company’s stockholders for their approval. Under the DGCL and the Company’s Certificate of Incorporation and Bylaws, stockholders may remove any director, with or without cause.

For the reasons set forth below, the Corporate Governance Committee and the Company’s Special Executive Committee, consisting of all directors other than Ah Koy, have concluded that it is in the best interests of the Company and its stockholders to remove Ah Koy without cause as a director of the Company rather than waiting for the next annual meeting of the Company to replace him. Accordingly, we are asking the Company’s stockholders to approve the Proposal to remove Ah Koy as a director, effective immediately.

Reasons for the Proposal. During the past several months, Ah Koy has taken actions and has made personal demands that the Company believes are not consistent with his duty to act in the best interests of the Company and all of its stockholders.

In early February 2009, the Board of Directors of the Company approved the sale of its 50% interest (the “Interests”) in Datec (PNG) Limited, a Papua New Guinea company, held through its subsidiaries, to Steamships Ltd., a Fiji corporation and the other shareholder of Datec (PNG) Limited, for cash consideration (the “Sales Transaction”). The board had concluded that the Sales Transaction was in the best interests of the Company and its stockholders. The decision to sell the Interests was based on, among other things, the price offered, the form of the purchase price being cash, the acquiror’s agreement to minimal due diligence, the acquiror’s agreement to minimal representations and warranties, the acquiror’s agreement to a prompt closing on the transaction, the liquidity needs of the Company, the perceived difficulty in disposing of its interests to another buyer on advantageous terms, and the alternative transactions previously considered. In particular, in 2008, Ah Koy’s son, Michael Ah Koy, had proposed to purchase certain of the Company’s South Pacific operations, but he was unable to arrange the necessary financing.

Subsequent to the board’s approval of the Sales Transaction, Ah Koy threatened, among other things, to initiate legal action and foreclose the Sales Transaction on grounds that, in the Company’s view, are not consistent with the best interests of the Company and its stockholders. Around the same time, Ah Koy’s son, with Ah Koy’s knowledge, made a new offer to purchase the Interests on terms that management deemed substantially inferior to the Sales Transaction, principally because the offer was largely non-cash. Shortly thereafter, the Company was advised by the acquiror in the Sales Transaction that Ah Koy’s son had spoken with the acquiror and that, as a result of that communication, the acquiror would not complete the Sales Transaction at that time.

Several days later, the Company learned that two companies that the Company believes to be controlled by Ah Koy and his son filed for and obtained on an ex parte basis an injunction against, among other things, the closing on the Sales Transaction (the “Fiji Action”). See “Ah Koy Related Legal Proceedings” below for a more detailed description of the Fiji Action.

As a result of the Fiji Action and the concern relating to other actions taken by Ah Koy, the Corporate Governance Committee met to review issues relating to Ah Koy’s actions and conduct taken in connection with the Sales Transaction, as well as all other matters relevant to the quality of his board service.

In connection with its evaluation of Ah Koy, the Committee has reviewed, among other things:

•

the background of his becoming a shareholder (both of record and beneficially) and director of the Company in connection with the Company’s acquisition of the Pacific operations of Datec Group Ltd. (“Datec”) pursuant to the Amended and Restated Arrangement Agreement between, among others, the Company, Datec, Kelton Investments Ltd. (“Kelton Investments”), Ah Koy, and his son, dated as of August 8, 2005, along with the court-approved Plan of Arrangement entered in connection with that transaction, through which the shares of former Datec shareholders in a holding company for the Pacific assets of Datec were exchanged by the shareholders of Datec for shares of common stock of the Company (the “Exchange”);

•	Ah Koy’s numerous statements subsequent to the completion of the Exchange expressing his dissatisfaction with the Exchange;

•

the facts and circumstances surrounding the opportunity provided by the Company to Ah Koy’s son to arrange financing for his proposed purchase of certain of the Company’s South Pacific operations for cash, and his subsequent failure to arrange any such financing;

•

the Company’s facilitation, at Ah Koy’s request, to arrange for the sale of the Company’s common stock held by Ah Koy and Kelton Investments, a company believed to be controlled by Ah Koy and his son, pursuant to the terms of a Share Purchase Agreement, dated April 18, 2008 (the “Share Purchase Agreement”), by and among Stanford, the Company, Ah Koy, and Kelton Investments, pursuant to which Ah Koy and Kelton Investments released all claims, including claims arising out of the Exchange, against the Company and agreed that all rights under, among other things, the agreement underlying the Exchange were terminated;

•

the deliberations undertaken by the board in connection with its consideration of the Sales Transaction, including the reasons for reaching the conclusions that approval of the Sales Transaction was in the best interests of the Company and its stockholders;

•	the facts and circumstances surrounding the procedural requirements undertaken by the Company in holding the regular meeting at which the Sales Transaction was considered and approved;

•

the facts and circumstances surrounding Michael Ah Koy’s largely non-cash offer to acquire certain of the Company’s South Pacific operations, and the reasons that Michael Ah Koy’s offer was deemed to be unattractive to the Company and its stockholders;

•

recent e-mail correspondence between Ah Koy and the Company’s management in which Ah Koy objected to the board’s decision to approve the Sales Transaction; threatened to attack the Exchange and the Sales Transaction through litigation; and threaten, on grounds the Company believes to be meritless, that he would inform government authorities that the Company’s management was somehow aware of the recently-revealed allegations of fraud at Stanford;

•

the lack of any statement or explanation from Ah Koy as to whether or why approval of the Sales Transaction is not in the best interests of the Company and its stockholders under the present circumstances;

•	the facts and circumstances surrounding the Fiji Action filed by companies believed to be controlled by the Ah Koy family;

•	the apparent conflict of interest that Ah Koy has with respect to the Sales Transaction; and

•

Ah Koy’s written response to a letter from the Chairman of the Corporate Governance Committee requesting that Ah Koy either cause the Fiji Action to be discontinued or resign as a director of the Company, failing which the Corporate Governance Committee would recommend his removal as a director.

As a result of the Corporate Governance Committee’s review of the foregoing facts and circumstances, among others, the committee has concluded that:

•	Ah Koy’s actions in respect to the Sales Transaction are not in the best interests of the Company and its stockholders.

•	Ah Koy’s actions in respect to the Sales Transaction were not initiated with the best interests of the Company’s stockholders in mind and was undertaken for personal motives and interests;

•

Ah Koy’s consideration of the Sales Transaction and the actions taken by him to purportedly enjoin it are directly the result of a conflict of interest in the sale of these assets to a third party; and

•

seeking to enjoin a transaction approved by the board of directors as in the best interests of the Company and its stockholders does not follow the corporate governance procedures approved by the board and is not the proper mechanism for indicating his dissent as a board member.

Based on the foregoing, the Corporate Governance Committee concluded that Ah Koy’s conduct in connection with the Sales Transaction, including the continuation of the Fiji Action and the injunction purporting to forestall the closing of the Sales Transaction, was not in the best interests of the Company, was not undertaken in good faith, and was borne out of a conflict of interest. Further, based on a review of the above items, the Corporate Governance Committee also determined that Ah Koy had exhibited a pattern whereby he was not considering the best interests of all stockholders of the Company, but rather was representing only a fraction of the Company’s stockholders.

In view of the conclusions reached by the Corporate Governance Committee, the committee requested Ah Koy to either resign from the Board of Directors or immediately take action to cause the Fiji Action to be withdrawn and terminated. Following his refusal to take either of the above actions, and after reviewing and considering his response to the committee’s request, on March 9, 2009, the committee recommended to the Special Executive Committee of the Board of Directors that it seek stockholder action to have Ah Koy removed from the Board.

After considering the recommendation of the Corporate Governance Committee, on March 12, 2009, the Special Executive Committee unanimously accepted the committee’s full recommendation.

Ah Koy Related Legal Proceedings

Fiji Action. As mentioned above, on or about February 24, 2009, Kelton Investments and Datec, as plaintiffs, filed in the High Court of Fiji at Suva an Ex Parte Notice of Motion for Interim Injunction bearing Civil Action No. 72 of 2009 (the “Motion”). The Motion named as defendants Generic Technology Limited (“Generic”), Datec Pacific Holdings Ltd., the Company, the Receivers for Stanford, and the Registrar of Companies. It is believed that Kelton Investments and Datec are controlled by Ah Koy and his son. To the Company’s knowledge, Kelton Investments and Datec did not and have not filed any complaint or similar document against the named defendants.

In the Motion, Kelton Investments and Datec sought an injunction preventing defendants from, among other things, appointing new directors or removing existing directors from the board of directors of Generic and its subsidiaries, including Datec PNG Pty Ltd. and Datec Fiji Ltd. and preventing defendants from disposing of Generic’s shares in any of its subsidiaries. On February 27, 2009, the High Court of Fiji at Suva entered an order granting this relief. To date, the Company has not been served with any of the papers in the Fiji Action.

The Company has been informed, however, that the court in the Fiji Action will hold a hearing to review the order granting the injunction on March 19, 2009 and that the court has directed the plaintiffs’ to file and serve a statement of claim no later than March 31, 2009.

Action Filed by eLandia. On March 9, 2009, eLandia filed an action in the United States District Court for the Southern District of Florida, Miami Division (the “Court”) bearing Case Number 09-20588-CIV-MORENO/TORRES, against Ah Koy, Michael Ah Koy, Kelton Investments, and Datec. In essence, eLandia has alleged that Ah Koy, his son, Kelton Investments, and Datec have unilaterally and improperly acted to preclude the sale of the Interests in breach of various contractual and tort duties to eLandia. eLandia has asserted claims for a declaration of rights concerning the release in the Share Purchase Agreement and a similar agreement executed by Michael Ah Koy, breach of the implied covenant of good faith and fair dealing, breach of contract by Michael Ah Koy as it relates to his directorship with certain eLandia subsidiaries, including Generic, and tortuous interference with a business relationship.

On March 17, 2009, eLandia filed an Amended Complaint with the Court to add allegations of breach of fiduciary duty against Ah Koy, and aiding and abetting and conspiracy to breach fiduciary duties against Michael Ah Koy, Kelton Investments, and Datec.

Impact of Adoption of the Proposal

If Ah Koy is removed as a director of the Company, there will be a vacancy on the Company’s Board of Directors. Under Delaware law and our Bylaws the remaining members of the Board of Directors are authorized to fill the vacancy. Any director elected by our Board to fill a vacancy shall serve the remainder of the term and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

We believe that it is very important for the Board of Directors of the Company to be comprised of highly qualified individuals who can assist and guide the Company through its current challenges and opportunities. Accordingly, our Corporate Governance Committee, which is charged with identifying qualified individuals to serve on the Board of Directors, intends to undertake a rigorous search. In view of the importance of the search and the need to carefully conduct the necessary inquires into the background and qualifications of potential candidates in order to fill the vacancy with an individual that can serve as an independent director, the vacancy is not expected to be filled immediately. It is not anticipated that the vacancy will be filled by the remaining Board of Directors; but, rather, that such vacancy will be filled at the next annual meeting of the Company’s stockholders. Until a new director is elected to fill the vacancy, we will operate with the vacancy.

No Appraisal Rights

Under the DGCL, stockholders are not entitled to appraisal rights with respect to the Proposal.

Voting Required for Approval of the Proposal

Pursuant to Section 141(k) of the DGCL, unless the certificate of incorporation provides otherwise, any director on a non-classified board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote in an election of directors. Neither the Certificate of Incorporation or Bylaws of the Company restrict the removal of a director by its stockholders. Accordingly, Consents approving the adoption of the Proposal from a majority of our outstanding common stock is required to approve the Proposal and remove Mr. Ah Koy as a director of the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND

CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each of our directors, (ii) each of our named executive officers (as defined by Item 402(a)(3) of the Regulation S-K promulgated under the Securities Exchange Act of 1934), (iii) all of our directors and executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our outstanding common stock. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of our common stock owned by them.

Common Stock

Name and Address	Beneficial Ownership
	Number of Shares (1)	Percent of Total (2)

Directors and Named Executive Officers

Pete Pizarro(3)	17,726,112	60.4%
Harley L. Rollins(4)	232,370	*
Sir James M. Ah Koy (5)	618,712	2.6%
Charles “Carlos” J. Fernandez(6)	31,882	*
M. Lewis Temares(7)	42,259	*
Jose Javier Rodriguez(8)	145,832	*
All current executive officers and directors as a group (6 persons)	18,797,167	63.4%

*	Indicates beneficial ownership of less than one percent of our total outstanding Common Stock.

(1)	In accordance with Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security if he or she (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within sixty days. As used herein, “voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.
(2)	In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of shares of common stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.
(3)	Includes 990,255 shares of common stock underlying stock option grants which are currently exercisable or which will vest and become exercisable within the next 60 days. In addition, of this amount, 12,364,377 shares of common stock and 4,118,263 shares of Series B Convertible Preferred Stock (which shares of preferred stock are currently convertible into 3,603,480 shares of common stock), represents shares of our capital stock which Mr. Pizarro holds in his capacity as trustee under that certain Voting Trust Agreement, dated February 6, 2009, by and among Mr. Pizarro, the Company and Stanford. Mr. Pizarro, as trustee, has the full power and authority to vote the deposited shares in his judgment as may be in the best interest of the Company, subject only to certain restrictions set forth in the Voting Trust Agreement. The Voting Trust Agreement will terminate on the earlier of (a) five years from the date of the agreement, (b) the consummation of a change in control transaction, or (c) the date upon which Stanford owns less than 25% of our common stock. In accordance with terms of the Voting Trust Agreement, Stanford has no voting rights with respect to the shares of capital stock subject to the trust (subject only to certain limited voting rights pertaining to changes to the rights, preferences and privileges of the Series B Convertible Preferred Stock). Additionally, Stanford has no dispositive power with respect to such shares of capital stock until the expiration of the 30-month period following the date of the Voting Trust Agreement at which time Stanford is permitted to instruct the trustee to transfer, during any three month period, an amount of shares of our common stock equivalent to 1% of the then total outstanding shares of common stock. Accordingly, as of the date of this Consent Statement and in accordance with Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, Stanford has not been listed as a beneficial owner of any of these shares of capital stock. From and after the expiration of the 30-month period following the date of the Voting Trust Agreement, Stanford will be shown as a beneficial owner as to shares of our common stock which it may transfer in accordance with the terms of the Voting Trust Agreement.
(4)	Includes 99,168 shares underlying stock option grants which have vested or will vest within the next 60 days.
(5)	Includes 21,124 shares held by Sir James M. Ah Koy and 597,588 shares held by Kelton Corporation Limited.
(6)	Includes 22,500 shares underlying stock option grants which have vested or will vest within the next 60 days.
(7)	Includes 11,250 shares underlying stock option grants which have vested or will vest within the next 60 days.
(8)	Includes 145,832 shares underlying stock option grants which have vested or will vest within the next 60 days.

Preferred Stock

Our Series B Convertible Preferred Stock (“Series B Preferred Stock”) is the only issued and outstanding class of preferred stock of eLandia. All of the outstanding Series B Preferred Stock is owned by Stanford and is held in the Voting Trust under the terms of the Voting Trust Agreement. The shares of Series B Preferred Stock are convertible at any time into shares of our common stock based on the ratio of seven shares of common stock for every eight shares of Series B Preferred Stock. The Series B Preferred Stock has limited voting rights and is not entitled to vote on the Proposal.

STOCKHOLDER PROPOSALS

Under the rules of the Securities and Exchange Commission, eligible stockholders who wish to present proposals for inclusion in the proxy materials for the 2009 Annual Meeting of Stockholders must submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Consent Statement. Proposals must be received by the Secretary on or before April 30, 2009. A stockholder is eligible to present proposals if, at the time he or she submits the proposals, such stockholder owns at least 1% or $2,000 in market value of our common stock, has held such shares for at least one year, and continues to own such shares through the date of the 2009 Annual Meeting.

SOLICITATION COSTS

The Company will bear the cost of preparing, assembling, and mailing the Consent Statements and the Consent cards in connection with the solicitation of written consents in lieu of a meeting of stockholders. In addition to solicitation by use of mail, employees of the Company may solicit Consents, personally or by telephone, but will not receive additional compensation therefor. Arrangements may be made with banks, brokerage houses, and other institutions, nominees, and fiduciaries to forward the solicitation materials to beneficial holders and to obtain authorization for execution of the Consents. The

Company, upon request, will reimburse those persons and entities for expenses incurred in forwarding Consent materials to beneficial owners.

OTHER MATTERS

No further business will be transacted by written consent in connection with this Consent Solicitation other than seeking approval of the Proposal in lieu of a special meeting of the Company’s stockholders.

Very truly yours,

/s/ Harley L. Rollins

Secretary

Coral Gables, Florida

March __, 2009

Action by Written Consent in Lieu of Special Meeting

of Stockholders of

ELANDIA INTERNATIONAL INC.

THIS CONSENT IS SOLICITED ON BEHALF OF

THE SPECIAL EXECUTIVE COMMITTEE OF THE BOARD OF DIRECTORS

Pursuant to Section 228 of the Delaware General Corporation Law, the following resolution is approved and adopted as indicated below by the stockholders who have signed this Consent, or a counterpart hereof (this Consent and all counterparts being deemed to constitute a single consent) without a meeting. The resolution set forth herein shall be effective when unrevoked Consents in favor of such resolution or counterparts thereof, have been executed, dated, and delivered by or on behalf of the stockholders of record on March ___, 2009 of a majority of the outstanding shares of common stock of eLandia International Inc. (the “Corporation”). This Consent expires at the close of business on ______, 2009.

1.     Resolution to Approve the removal of Sir James M. Ah Koy as a director of the Company. Resolved, that Sir James M. Ah Koy is removed without cause as a director of the Corporation and that his former position as director shall be declared vacant (the “Proposal”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

The above Proposal is described in greater detail in the accompanying Consent Statement dated March ___, 2009, all of which is incorporated herein by reference.

PLEASE SIGN AND RETURN PROMPTLY.

The shares of common stock represented by this Consent, when properly executed, will be voted in the manner directed herein by the stockholder. IF NO DIRECTION IS GIVEN, THIS CONSENT WILL BE VOTED FOR THE APPROVAL OF THE PROPOSAL.

Please enter the number of shares of common stock of the Corporation you own:

(Please sign, date, and return this Consent exactly as your name or names appear below.)

Date: , 2009

Signature(s):
Title or Authority (if applicable)

Please sign your name here exactly as it appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer or other similar capacity, so indicate. If the owner is a corporation, an authorized officer should sign for the corporation and state his or her title. If shares are held in more than one capacity, this Consent shall be deemed valid for all shares held in all capacities.